Exhibit 99.1

March 13, 2015
To our Board of Directors and Executive Officers of Universal Electronics Inc.:
Please be advised that due to a change in the investments with MassMutual for the Universal Electronics Inc. (“UEI”) 401(k) and Profit Sharing Plan (the “Plan”) from a “separate account platform” to a “registered mutual fund platform,” you will be prohibited under SEC Regulation BTR - “Blackout Trading Restrictions” (“Reg. BTR”) from engaging, directly or indirectly, in most transactions in UEI stock or related derivative securities for a period beginning at 3:45 p.m. Eastern Daylight Time on April 13, 2015 and expected to end during the week of April 19, 2015 through April 25, 2015 (the “Blackout Period”).
As a result of this change, there will be limitations on UEI stock transactions within the Plans during a brief transition or “blackout” period. Specifically, transactions in the Plans in UEI common stock will be unavailable starting at 3:45 pm Eastern Daylight Time on Monday, April 13, 2015 and are expected to again become available during the week of April 19, 2015 through April 25, 2015. Reg. BTR prohibits direct or indirect transactions by insiders (executive officers and directors) in UEI equity or derivative securities during periods in which Plan participants cannot purchase or sell UEI stock in the Plans. Accordingly, except as noted below, you should not directly or indirectly acquire or dispose of UEI equity securities, either within or outside of the Plans, during the Blackout Period.
Types of Securities and Transactions Affected. Reg. BTR uses many of the same definitions as Section 16 under the Securities Exchange Act of 1934. For example, “equity security” under Reg. BTR includes not only UEI stock but “derivative securities” as that term is defined under Section 16. Derivative securities include options on UEI stock (whether under a Company plan or exchange-traded put and calls), as well as phantom stock accounts. Thus, you should not exercise an UEI stock option during the Blackout period.
Restrictions on Changes in Indirect Ownership. Reg. BTR also follows the Section 16 concept of beneficial ownership and “pecuniary interest.” This means the prohibition on transactions during the Blackout Period covers any securities that would be reflected on your Form 4 or Form 5 reports, including: securities beneficially owned by your spouse or minor children; securities beneficially owned by adult children who are dependents; securities beneficially owned by other family members who share your home; and securities held by trusts in which you have an interest.
Permitted Transactions. Reg. BTR exempts limited types of transactions from blackout trading restrictions, such as dividend reinvestments, gifts and certain transactions involving securities that were not acquired in connection with your service or employment as a UEI Director or executive officer. However, given the complexity of these rules and the short time period involved, you are urged to avoid any discretionary change in your beneficial ownership of UEI equity securities during the Blackout Period.
If you have any questions or would like more information on this subject, please contact Richard A. Firehammer, Jr. at (440) 708-0720. In particular, any change in your beneficial ownership during the blackout period should be pre-cleared by him to determine that your transaction qualifies for one of the limited exemptions.

Sincerely,

Penny Royal
Director, Human Resources